Exhibit 10.1

PREFERRED STOCK PURCHASE AGREEMENT

dated as of June 2, 2008

by and between

GLOBAL BPO SERVICES CORP.

and

THE PURCHASER SIGNATORY HERETO

i

6.9	No Third-Party Beneficiaries	30
6.10	Governing Law; Venue; Waiver of Jury Trial	30
6.11	Survival	31
6.12	Execution	31
6.13	Severability	31
6.14	Rescission and Withdrawal Right	31
6.15	Remedies	32
6.16	Adjustments in Share Numbers and Prices	32
6.17	Tax Treatment of the Preferred Shares	32

ii

PREFERRED STOCK PURCHASE AGREEMENT

This Preferred Stock Purchase Agreement is entered into and dated as of June 2, 2008 (this “Agreement”), by and between Global BPO Services Corp., a corporation incorporated under the laws of the state of Delaware (the “Company”) and Ares Corporate Opportunities Fund II, L.P. (the “Purchaser”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and in accordance with the Securities Act (as defined below) and the rules and regulations promulgated thereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, certain securities of the Company pursuant to the terms set forth herein.

WHEREAS, concurrently with the execution of this Agreement, the Purchaser has entered into a Warrant Purchase Agreement, dated as of the date hereof (the “Warrant Purchase Agreement”), with certain individuals to purchase 7,500,000 warrants (the “Founder Warrants”) of the Company;

WHEREAS, as soon as practicable and legally permissible after the Closing (as defined below), the Company desires to commence a tender offer (the “Tender Offer”) to purchase from its stockholders up to 20,625,001 of the outstanding shares of common stock, $0.001 par value per share, of the Company, at a price of $8.00 per share.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“$” means U.S. Dollars.

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person. Without limiting the foregoing with respect to the Purchaser, any investment fund or managed account that is managed by the same investment manager as the Purchaser will be deemed to be an Affiliate of the Purchaser.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.

“Certificate of Designations” means the certificate of designations of the Preferred Stock, in the form of Exhibit A.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” means the shares of common stock of the Company, par value $0.001 per share, and any securities into which such shares may hereafter be reclassified.

“Company Counsel” means Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exercisable or exchangeable for Common Shares.

“Employees” means the employees of the Company and the Subsidiaries.

“Employment Laws” means any and all applicable laws, including all statutes, codes, ordinances, decrees, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used and in respect of matters pertaining to employment.

“Environmental Laws” means any federal, state, local or foreign law (including common law), judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to land use or relating to pollution or protection of the environment, human health or safety, or natural resources such as wetlands, flora and fauna, including, without limitation, those relating to the storage, treatment, handling, transportation, distribution, generation or disposal, or the release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Company and its Subsidiaries throughout the period indicated.

“Governmental Authority” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, substances or materials, constituents or compounds in any form or of any nature, including landfill gas, asbestos or asbestos-containing materials, petroleum and petroleum products subject to regulation or which give rise to liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (a) patents (including all reissues, divisions, continuations, continuations-in-part, re-examinations and extensions thereof), patent applications, utility models and design rights; (b) unregistered trademarks, trademark registrations, trademark applications, unregistered service marks, service mark registrations and service mark applications; (c) unregistered copyrights, copyright registrations and copyright applications and renewals in connection therewith, together with all translations, adaptations, derivations and combinations thereof; (d) Internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet sites; (e) any good will associated with any of the foregoing; and (f) all copies and tangible embodiments thereof (in whatever form or medium), and registrations, applications and renewals for any of the foregoing assets listed above.

“knowledge,” “known,” and words and phrases of similar import, when used with respect to respect to any Person that is not an individual means the knowledge of such Person’s officers, after reasonable inquiry.

“Losses” means any and all damages, fines, penalties, deficiencies, liabilities, claims, losses (including loss of value), judgments, awards, settlements, Taxes, actions, obligations and costs and expenses in connection therewith (including, without limitation, interest, court costs and fees and expenses of attorneys, accountants and other experts, and any other expenses of litigation or other Proceedings (including costs of investigation, preparation and travel) or of any default or assessment).

“Material Adverse Effect” means any circumstance, development, event, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have (i) an adverse effect in any material respect on the legality, validity or enforceability of any Transaction Document or the Merger Agreement (as defined below), (ii) a material adverse effect on the results of operations, assets, liabilities, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impact in any material respect on the Company’s or any Subsidiary’s ability to perform fully or on a timely basis its obligations under any Transaction Document or the Merger Agreement.

“Material Contract” means any agreement that is or would be required to be filed as an exhibit to an SEC Report pursuant to Item 601(b)(10) of Regulation S-K of the Commission.

“Options” means any rights, warrants or options to, directly or indirectly, subscribe for or purchase Common Shares or Convertible Securities.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PNC Credit Agreement” means that draft credit agreement, dated March 14, 2008, in the form provided to Purchaser, to be entered into among the Company, Stream, PNC Bank, National Association and the other loan parties signatory thereto.

“Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, which is convertible into Common Shares and is to be issued pursuant to the Certificate of Designations.

“Proceeding” means an action, claim, suit, grievance, arbitration, complaint, notice of violation, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

“Purchaser Counsel” means Proskauer Rose LLP.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, by and among the Company and the Purchaser, substantially in the form of Exhibit B, as the same may be amended, modified or supplemented from time to time.

“Related Person” means any Affiliate of the Purchaser and any officer, director, partner, controlling person, employee or agent of the Purchaser or any of its Affiliates.

“Securities” means the Shares, Founder Warrants and the Underlying Shares issued or issuable (as applicable) to the Purchaser pursuant to the Transaction Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means an aggregate of 150,000 shares of Preferred Stock which are subject to being purchased by the Purchaser pursuant to this Agreement on the Closing Date, on the terms and conditions set forth herein.

“Stockholder’s Agreement” means that certain Stockholder’s Agreement, dated as of the Closing Date, by and among the Company and the Purchaser, substantially in the form of Exhibit C.

“Trading Day” means (a) any day on which the Common Shares are listed or quoted and traded on the Trading Market, or (b) if the Common Shares are not then listed or quoted and traded on the Trading Market, then any Business Day.

“Trading Market” means The American Stock Exchange (“AMEX”) or, at any time the Common Shares are not listed for trading on AMEX, any other national exchange if the Common Shares are then listed or quoted on such exchange.

“Transaction Documents” means this Agreement, the Securities, the Registration Rights Agreement, the Stockholder’s Agreement, the Certificate of Designations, the Management Rights Letter and the Warrant Purchase Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Underlying Shares” means the Common Shares issuable upon conversion of the Shares or exercise of the Founder Warrants or in satisfaction of any other obligation or right of the Company to issue Common Shares pursuant to the Transaction Documents, and in each case, any securities issued or issuable in exchange for or in respect of such securities.

“U.S.” means the United States of America.

ARTICLE 2

PURCHASE AND SALE

2.1 Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Shares for a purchase price of $1,000 per share and an aggregate purchase price of $150,000,000 (the “Purchase Price”). The Closing shall take place at the offices of Company Counsel, 60 State Street, Boston, MA 02109, at or before 10:00 a.m. Eastern time, after the satisfaction or waiver of all of the conditions set forth in Section 5.1 and Section 5.2 (other than those conditions that by their nature must be satisfied on the Closing Date), or at such other location or time as the parties may agree (such date on which the Closing occurs being hereinafter referred to as the “Closing Date”).

2.2 Closing Deliveries.

(a) At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) evidence that the Certificate of Designations has been filed and become effective on or prior to the Closing Date with the Secretary of State of the State of Delaware;

(ii) the executed legal opinion of Company Counsel, in the form attached hereto as Exhibit D;

(iii) a certificate dated as of the Closing Date and signed by the chief executive officer of the Company certifying as to the fulfillment of each of the conditions set forth in Section 5.1;

(iv) a certificate, executed by the Secretary of the Company and dated as of the Closing Date, certifying as to (i) the resolutions adopted by the Company’s Board of Directors in a form reasonably acceptable to such Purchaser, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing.

(v) the Stockholder’s Agreement in the form of Exhibit C, duly executed by the Company;

(vi) the Registration Rights Agreement in the form of Exhibit B, duly executed by the Company and the other entities and individuals listed on the signature pages thereto;

(vii) certificates representing the number of the Shares, registered in the name of the Purchaser or its designee;

(viii) a letter relating to certain management rights in the form of Exhibit E, duly executed by the Company; and

(ix) any other document reasonably requested by the Purchaser or Purchaser Counsel.

(b) At the Closing, the Purchaser shall deliver or cause to be delivered to the Company the following: (i) the Purchase Price, in U.S. Dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose; and (ii) each Transaction Document to which the Purchaser is a signatory, duly executed by the Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that, except as set forth in (i) the Section or subsection of the Disclosure Schedule delivered by the Company to the Purchaser contemporaneously with the execution and delivery of this Agreement corresponding to the Sections or subsections of this Article 3; and (ii) the reports filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since July 10, 2007 (the foregoing materials being collectively referred to herein as the “SEC Reports”, as of the date hereof and as of the Closing Date, that the statements contained in this Section 3.1 are true and correct. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3.1, and shall qualify (1) the corresponding paragraph in this Section 3.1 and (2) the other paragraphs in this Section 3.1 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

(a) Subsidiaries. The Company does not directly or indirectly control or own any interest in any other corporation, partnership, joint venture or other business association or entity, other than Global BPO Security Corporation and River Acquisition Subsidiary Corp. (the “Subsidiaries”). The Company owns, directly or indirectly, all of the capital stock of the Subsidiaries free and clear of any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction (collectively, “Liens”), other than restrictions on transfer arising under U.S. federal or state securities laws and regulations. All the issued and outstanding shares of capital stock of the Subsidiaries are validly issued and fully paid, non-assessable and free of preemptive and similar rights. For purposes of clarity, Stream Holdings Corporation (“Stream”) and its subsidiaries shall not be considered “Subsidiaries” for purposes of this Agreement.

(b) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted or contemplated to be conducted, except in the case of Subsidiaries where the failure to be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Authorization; Enforcement. The Company has the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents (the “Transactions”) and otherwise to carry out its obligations hereunder and under the Transaction Documents. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation of the Transactions have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its board of directors or its stockholders other than the Required Approvals (as defined below). Each Transaction Document to which the Company is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents to which the Company is a party by the Company and the consummation of the Transactions do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, or (iii) assuming that the Required Approvals (as defined below) are obtained, result in a violation of any law, rule, regulation, order (including federal and state securities laws and regulations) or the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, or by which any property or asset of the Company or any Subsidiary is bound or affected (collectively, “Laws”), or any judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any Subsidiary is subject.

(e) Filings, Consents and Approvals. Neither the Company nor any Subsidiary is required to obtain any material consent, waiver, authorization or order of, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution or delivery by the Company of the Transaction Documents to which it is a party or the consummation of the Transactions, other than (i) the required filing of the Certificate of Designations contemplated by Section 2.2(a)(i), (ii) the filing with the Commission of any registration statement pursuant to the Registration Rights Agreement, (iii) the approval from the Trading Market for the listing of the Underlying Shares for trading thereon, (iv) the filing following the Closing Date of a Form D with the Commission and compliance with the securities and blue sky laws in the states in which the Shares and the Underlying Shares, are offered and sold, if any, (v) the filing of a Schedule TO, and other related filings, with the Commission with respect to the Tender Offer (as earlier defined), (vi) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (vii) the filing of a proxy statement and other soliciting materials with the Commission in connection with seeking stockholder approval for the sale and issuance of the Shares and the acquisition of Stream pursuant to this Agreement and the Merger Agreement (as defined in Section 3.1(z)) and (viii) the approval of the shareholders of the Company for the issuance of the Shares and the terms thereof (collectively, the “Required Approvals”).

(f) Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens and shall not be subject to preemptive rights or similar rights of stockholders. The Company has reserved from its duly authorized capital stock a number of Common Shares for issuance upon the conversion of the Shares and exercise of the Founder Warrants not less than the total number of Underlying Shares. Neither the issuance of the Shares to the Purchaser or the issuance of the Underlying Shares upon conversion of the Shares and exercise of the Founder Warrants will subject the Purchaser to any liability or obligation of any kind in respect of or relating to the operation of the business of the Company.

(g) Capitalization.

(i) The authorized capital stock of the Company consists of (a) 119,000,000 shares of common stock, par value $0.001 per share, 31,250,000 of which shares were issued in the initial public offering of the Company (the “IPO”) and are outstanding and 7,812,500 shares of which were issued to certain officers, directors and Affiliates of the Company and are outstanding, and (b) 1,000,000 shares of preferred stock $0.001 par value, none of which are outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. As of the date hereof, there are (i) warrants with an exercise price of $6.00 per share to purchase up to 31,250,000 Common Shares (the “IPO Warrants”) issued in the IPO; (ii) Options to purchase 1,562,500 units with an exercise price of $9.60 per unit (except that the exercise price of the warrants underlying such units equals $7.20 per share Common Share) (the “Underwriter Options”); and (iii) 7,500,000 outstanding Founder Warrants with an exercise price of $6.00 per share to purchase up to 7,500,000 shares of the Common Shares issued to certain officers, directors and Affiliates of the Company (together with the IPO Warrants, the “Company Warrants”). Except as described in this Section 3.1(g), there are no other issued or outstanding shares of capital stock as of the date hereof or Options to acquire capital stock or securities convertible or exchangeable into shares of capital stock of the Company. All outstanding shares of Common Shares, all of the outstanding Company Warrants, and all of the Underwriter Options have been issued and granted in compliance with (x) all applicable securities laws and, in all material respects, other applicable Laws and (y) all requirements set forth in any applicable Material Contract. The Company has delivered to the Purchaser complete and correct copies of the Company Warrants and Underwriter Options, including all documents relating thereto.

(ii) Except as set forth in this Section 3.1(g) there are no outstanding (i) shares of capital stock of or other voting securities or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or (iii)

options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, except for the repurchase by the Company of Common Shares in connection with the exercise of dissenters’ conversion rights pursuant to its Certificate of Incorporation.

(h) SEC Reports; Press Releases; Financial Statements. The SEC Reports constitute all reports required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since July 10, 2007. The Company has filed each of the SEC Reports on a timely basis. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of the Company and its Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments which will not be material. The Company has filed as exhibits to its SEC Reports all Material Contracts to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject that are required to be filed. The Company does not have pending before the Commission any request for confidential treatment of information. The Company is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the Commission thereunder in effect as of the date of this Agreement, except where such noncompliance, individually or in the aggregate, has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(i) Taxes. The Company and the Subsidiaries have accurately prepared and timely filed all material federal, state, local and foreign income and franchise and other Tax returns required to be filed and have paid all Taxes due whether or not shown on such returns, and no Tax deficiency has been determined adversely to the Company or the Subsidiaries. No Tax returns of the Company or any Subsidiary have been, or are currently being, audited, and to the Company’s knowledge, no Tax deficiency assessment or proposed adjustment against the Company or any Subsidiary is pending. Neither the Company nor any Subsidiary has waived or extended any statute of limitations at the request of any taxing authority. There are no outstanding Tax sharing agreements or other such arrangements between the Company or any Subsidiary and any other person. Neither the Company nor any of its Subsidiaries has engaged in a listed transaction, or to the knowledge of the Company, a reportable transaction, each as described in Treasury Regulation Section 1.6011-4. For purposes of this Agreement, “Taxes”

means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind in the nature of taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority or other taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customer’s duties, tariffs and similar charges.

(j) Material Changes. Since March 31, 2008, except as specifically disclosed in the SEC Reports, there has been no event, occurrence or development that, individually or in the aggregate, has resulted in, or that could reasonably be expected to result in, a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has (i) altered its method of accounting or the identity of its auditors, (ii) declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, except for the Redemption Agreement (as defined in the Merger Agreement) or (iii) issued any equity securities to any officer, director or Affiliate.

(k) Litigation. There is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents, the Transactions or the Securities or (ii) has, individually or in the aggregate, resulted in, or could reasonably be expected to result in, a Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any director or officer thereof (in his or her capacity as such), is or has been found liable or guilty in any Proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company, any Subsidiary or any current or former director or officer thereof (in his or her capacity as such).

(l) Labor Relations. The Company and the Subsidiaries (i) are in compliance with all terms and conditions of employment and all Employment Laws and (ii) have not and are not engaged in any unfair labor practice and no unfair labor practice complaint, or arbitration proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary.

(m) Employee Benefits.

(i) Section 3.1(m) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. For purposes of this Section 3.1(m), a “Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to (including any multiemployer plan, as defined in Section 3(37) of ERISA) by the Company, any Subsidiary or any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the “Code”)), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Subsidiary (an “ERISA Affiliate”), except that Company Plan shall not include any plan covering employees of Stream. For purposes of this Section 3.1(m), “Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. Neither the Company, any Subsidiary, nor any ERISA Affiliate has any liability in respect of post-retirement health, medical or life insurance benefits for any former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980 of the Code.

(ii) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each Subsidiary and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

(iii) The consummation by the Company of the transactions contemplated by this Agreement will not entitle any employee or independent contractor of the Company or any Subsidiary to severance pay, a parachute payment or accelerate the time of payment or vesting or trigger any payment of funding of compensation, benefits, grants or awards under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan.

(n) Compliance. Except as has not resulted in, and is not reasonably expected to result in, a Material Adverse Effect (either individually or in the aggregate), to the knowledge of the Company, neither the Company nor any Subsidiary:

(i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any Material Contract (and to the knowledge of the Company no other party is, in default thereunder), which default would give the other party the right to terminate or modify in any material respect such Material Contract or would accelerate any payment or material obligation by the Company or any Subsidiary;

(ii) is in violation of any order of any Governmental Authority;

(iii) has violated (nor has any employee of the Company violated) the U.S. Foreign Corrupt Practices Act, as amended; and

(iv) no current stockholder, director, officer, employee or agent of the Company or of any Subsidiary has, directly or indirectly, made or agreed to make on behalf of, or for the benefit of, the Company, any unlawful or illegal (X) payment, (Y) gift or (Z) political contribution to any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder the business of the Company or any Subsidiary.

(o) Regulatory Permits. The Company and the Subsidiaries possess and are in compliance with the terms and conditions of, all certificates, authorizations, approvals and permits necessary for the Company or any such Subsidiary to own, lease and operate its properties or to conduct their respective businesses as described in the SEC Reports (collectively, “Permits”), except where the failure to posses or comply with a Permit, individually or in the aggregate, has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect, and to the Company’s knowledge neither the Company nor any Subsidiary has received any written notice of Proceedings relating to the revocation or modification (wherein such modification would have a Material Adverse Effect) of any Permit.

(p) Patents and Trademarks. The Company and the Subsidiaries own, or possess a valid and enforceable written license to use, all Intellectual Property that is used or held for use by the Company or its Subsidiaries in connection with their respective businesses as described in the SEC Reports, as currently conducted, except where such failure to so possess, individually or in the aggregate, has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(q) Insurance. The Company and the Subsidiaries are insured against such losses and risks and in such amounts as are reasonably prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any knowledge or notice that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with the market for the Company’s and such Subsidiaries’ respective lines of business. All premiums due and payable with respect to the insurance policies maintained by the Company and the Subsidiaries have been paid to date.

(r) Transactions With Affiliates. Except as set forth in the SEC Reports, none of the officers, directors or stockholders or other Affiliates of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, or such Affiliate or, to the knowledge of the Company, any entity in which any officer, director, or Affiliate has a substantial interest or is an officer, director, trustee or partner. To the knowledge of the

Company, none of the Employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as an Employee, and other than immaterial arrangements inherited in connection with an acquisition by the Company of a business with which that Employee was previously associated), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Employee or, to the knowledge of the Company, any entity in which any Employee has a substantial interest or is an officer, director, trustee or partner.

(s) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions provided for in this Agreement. Except for the Purchaser’s interest in the Company following the Closing, the Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless the Purchaser, its employees, officers, directors, agents, partners and Affiliates, from and against all claims, Losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses suffered in respect of any such claimed or existing fees, as such fees and expenses are incurred.

(t) Private Placement. Neither the Company nor any Person acting on the Company’s behalf has sold or offered to sell or solicited any offer to buy the Securities by means of any form of general solicitation or advertising. Neither the Company nor any of its Affiliates nor any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Section 4(2) of the Securities Act or Regulation D under the Securities Act in connection with the offer and sale of the Securities to the Purchaser as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including without limitation under the rules and regulations of the Trading Market.

(u) Listing and Maintenance Requirements. The Common Shares, IPO Warrants and units to purchase one Common Share and one IPO Warrant are listed and posted for trading on the Trading Market and the Company has not, since October 23, 2007, received notice from the Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance in all material respects with all such listing and maintenance requirements and, after giving effect to the transactions contemplated hereby and by the other Transaction Documents, will remain in compliance in all material respects with all such listing and maintenance requirements, except where such non-compliance is caused by a reduction in the number of holders of Common Shares as a result of the Tender Offer or the cancellation of Common Shares upon the exercise of dissenters’ conversion rights pursuant to the Company’s Certificate of Incorporation.

(v) Registration Rights. The Company has not granted or agreed to grant to any Person any rights (including “piggy back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that are currently pending and that have not been satisfied.

(w) Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their respective obligations or exercising their respective rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and the Purchaser’s ownership of the Securities.

(x) Investment Company. The Company is not, and is not an Affiliate of, an investment company within the meaning of the Investment Company Act of 1940, as amended.

(y) Environmental Matters. The Company and the Subsidiaries have complied in all material respects with all applicable Environmental Laws. The Company and the Subsidiaries have not received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in violation of or liable under any Environmental Law. The Company and the Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Authority or subject to any indemnity or other agreement with any third party relating to Liability under any Environmental Law.

(z) Stream. The Company has entered into an Agreement and Plan of Merger, dated as of January 27, 2008, as amended as of June 2, 2008 (as in effect on the date hereof, the “Merger Agreement”), with River Acquisition Subsidiary Corp., a wholly-owned subsidiary of the Company, and Stream and such Merger Agreement is in full force and effect. The Company has provided Purchaser with true, complete and correct copies of all exhibits, schedules and/or annexes to the Merger Agreement and of any other agreements that have been entered into in connection with the Merger Agreement. To the knowledge of the Company, the representations and warranties of Stream in the Merger Agreement are true and correct in all material respects (without giving effect to any qualifications as to materiality therein), Stream is in compliance in all material respects with all covenants under the Merger Agreement, and there has been no event, circumstance or condition that could result in a default under the Merger Agreement or has given rise to, or could reasonably be expected to give rise to, a right of termination by the Company under the Merger Agreement. The representations and warranties of the Company in the Merger Agreement are true and correct in all material respects (without giving effect to any qualifications as to materiality therein), the Company is in compliance in all material respects with all covenants under the Merger Agreement, and there has been no event, circumstance or condition that could result in a default under the Merger Agreement or has given rise to, or could reasonably be expected to give rise to, a right of termination by Stream under the Merger Agreement. The acquisition of Stream pursuant to the Merger Agreement will, if consummated in accordance with the terms of the Merger Agreement, satisfy the requirements for the consummation of, and will constitute, a Business Combination (as defined in the Company’s Second Amended and Restated Certificate of Incorporation).

(aa) Manipulation of Price. The Company has not and to its knowledge no one acting on its behalf has, directly or indirectly, (i) taken any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(bb) Trust Fund. As of the date hereof and at the Closing Date, the Company has or its Subsidiaries have and will have at least $245,000,000 (the “Trust Fund”), invested in U.S. government securities or in money market funds in a trust account at Banc of America LLC (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement between the Company and the Trustee (the “Trust Agreement”). Upon consummation of the merger pursuant to the Merger Agreement and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to the Company, its Subsidiaries or designees the Trust Fund held in the Trust Account , which Trust Fund will be (i) free of any Lien, proceeding or order whatsoever, after taking into account (A) the Conversion Payments (as defined in the Merger Agreement), (B) the deferred underwriters discount of up to $7,500,000 and any accrued and unpaid expenses and (ii) an amount at least equal to the purchase price payable under the Merger Agreement. Effective as of the Closing, the obligations of the Company to dissolve or liquidate within the specified time period contained in the Company’s certificate of incorporation will terminate, and effective as of the Closing the Company shall have no obligation whatsoever to dissolve and liquidate the assets of the Company by reason of the consummation of the merger contemplated by the Merger Agreement or the transactions contemplated thereby. Following the Effective Time, no Company stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and the transactions contemplated thereby and demands, contemporaneous with such vote, that the Company convert such stockholder’s IPO Shares (as defined in the Merger Agreement) into a Conversion Payment (as defined in the Merger Agreement) pursuant to the Company’s certificate of incorporation.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

(a) Investment Intent. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. The Purchaser is not acquiring the Securities with a view to any distribution thereof or with any present intention of offering or selling any of the Securities in a transaction that would violate the Securities Act or any state securities laws or any other applicable jurisdiction, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal or state securities laws. Nothing contained herein shall be deemed a representation or warranty by the Purchaser to hold the Securities for any period of time. The Purchaser understands that the Securities have not been registered under the Securities

Act, and therefore the Securities may not be sold, assigned or transferred in the U.S. other than pursuant to (i) a registration statement under the Securities Act, or (ii) an exemption from such registration requirements.

(b) General Solicitation. The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(c) Organization. The Purchaser was not organized for the specific purpose of acquiring the Shares or the Underlying Shares.

(d) Reliance on Exemptions. The Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s representations and warranties set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities.

(e) Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate or, if the Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of the Purchaser. Each of the Transaction Documents to which the Purchaser is a party has been duly executed by the Purchaser and, when delivered by the Purchaser in accordance with terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(f) Broker-Dealer. The Purchaser is not a registered broker-dealer or engaged in the business of a broker-dealer.

ARTICLE 4

OTHER AGREEMENTS OF THE PARTIES

4.1 Stockholder’s Agreement and Transfer Restrictions.

(a) The Securities may only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Securities other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144 promulgated under the Securities Act, except as otherwise set forth herein, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act. The Company shall not register and transfer the Shares or Underlying Shares in violation of this Section 4.1. Notwithstanding the foregoing, the Company hereby consents to and agrees to register on the books of the Company and with its transfer agent, without any such legal opinion, any transfer of Securities by the Purchaser to an Affiliate of the Purchaser in accordance with the Stockholder’s Agreement.

(b) In addition to the legends required to be imprinted pursuant to the Stockholder’s Agreement, the Purchaser agrees to the imprinting on any certificate evidencing Securities, except as otherwise permitted by Section 4.1(c), of a restrictive legend in substantially the form as follows, together with any additional legend required by (i) any applicable state securities laws and (ii) any securities exchange upon which such Securities may be listed:

“NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.”

(c) Certificates evidencing Securities shall not be required to contain such legend or any other legend (i) following any sale of Securities pursuant to an effective registration statement covering the resale of such Securities under the Securities Act, or (ii) following any sale of such Securities pursuant to Rule 144, or (iii) if such Securities are eligible for sale under Rule 144(b)(1), or (iv) if such legend is not required under applicable requirements of the Securities Act (including pronouncements issued by the Staff of the Commission). At such time as a legend is no longer required for certain Securities, the Company will, no later than three Trading Days following the delivery by the Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Securities, and a request for legend removal, accompanied in the case of a request under Section 4.1(c)(iv) by an opinion of counsel to the Purchaser to the effect that such legend is not required, deliver or cause to be delivered to the Purchaser a certificate representing such Securities that is free from all restrictive and other legends. The Company may not give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

4.2 Furnishing of Information. With a view to making available to the Purchaser the benefits of Rule 144 promulgated under the Securities Act, the Company agrees to use its best reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act or otherwise to make and keep “public information available” (as understood and defined in Rule 144).

4.3 Reservation and Listing of Securities.

(a) The Company shall maintain a reserve from its duly authorized Common Shares for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.

(b) The Company shall (i) prepare and timely file with the Trading Market an additional shares listing application covering all of the Underlying Shares issued or issuable under the Transaction Documents, (ii) use commercially reasonable efforts to cause such Underlying Shares to be approved for listing on the Trading Market as soon as practicable thereafter, (iii) provide to the Purchaser evidence of such listing, and (iv) use commercially reasonable efforts to maintain the listing of such Underlying Shares on such Trading Market.

4.4 Use of Proceeds. The Company shall use the net proceeds to purchase Common Shares pursuant to the Tender Offer and, to the extent insufficient shares are tendered to require such use, for general corporate purposes.

4.5 Exclusivity. From and after the date hereof and up to and through the Closing, neither the Company nor its agents shall, directly or indirectly, solicit, initiate, respond to, except as required by law, or encourage any proposal or offer from any other party relating to any equity or equity linked financing transaction, or any sale of all or any material part of the Company’s or any Subsidiary’s business or assets, including, without limitation, any asset sale, exclusive license, merger, reorganization or other form of business combination having an effect or result similar to the transaction contemplated herein, or any transaction that would otherwise be inconsistent with the transactions contemplated by this Agreement. The Company will promptly notify the Purchaser in writing describing any contact between the Company or any Subsidiary or any of their respective agents or representatives and any other person or entity regarding any such discussion, offer, proposal or inquiry prior to and including the Closing Date, and in all cases the Purchaser will be given the opportunity to match the terms of any alternative transaction that is considered prior to and including the Closing Date.

4.6 Indemnification.

(a) Indemnification of the Purchaser. Subject to the limitations set forth in Section 4.11, the Company shall indemnify, to the fullest extent lawful, and hold harmless the Purchaser and any Related Person from and against any and all Losses, as incurred, directly or indirectly arising out of, based upon or relating to (i) any breach by the Company of any of the representations, warranties or covenants made by the Company in this Agreement or any other Transaction Document, or any allegation by a third party that, if true, would constitute such a breach or (ii) any Proceeding brought by or against any Person other than the Company, directly or indirectly, in connection with or as a result of any of the Transactions. The indemnification and expense reimbursement obligations of the Company under this paragraph shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Purchaser and any Related Persons of the Purchaser. If the Company breaches its obligations under any Transaction Document, then, in addition to any other liabilities the Company may have under any Transaction Document or applicable law, the Company shall pay or reimburse the Purchaser on demand for all costs of collection and enforcement (including reasonable attorneys fees and expenses). Without limiting the generality of the foregoing, the Company specifically agrees to reimburse the Purchaser on demand for all costs of enforcing the indemnification obligations in this paragraph.

(b) Exculpation by the Company. The Company agrees that the Purchaser shall not have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with this Agreement or the Purchaser’s position as Purchaser hereunder, except for liabilities determined in a final judgment by a court of competent jurisdiction to have resulted from a breach of the Purchaser’s obligations under this Agreement or directly from any acts or omissions undertaken or omitted to be taken by the Purchaser through its gross negligence or willful misconduct.

(c) Limitation of Liability and Damages. Notwithstanding any other provisions of this Agreement, the Company shall not be liable to the Purchaser under Section 4.6(a) for (i) incidental, indirect, special, exemplary, consequential or punitive damages or (ii) damages in excess of the Purchase Price.

(d) Non-Exclusive Remedy. For purposes of clarity, the provisions contained in this Section 4.6 shall not constitute the exclusive remedies of the Purchaser hereunder.

(e) Survival. This Section 4.6 shall be subject to the survival provisions set forth in Section 6.11. Any claim or dispute asserted in writing prior to the expiration of the survival period shall survive with respect to such claim or dispute until the final resolution thereof.

4.7 Approvals; Further Assurances; Taking of Actions.

(a) The Company shall use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to (i) consummate the transactions contemplated by the Agreement and any other Transaction Document as promptly as practicable, and (ii) obtain in a timely manner all necessary waivers, consents and approvals and effect all necessary registrations and filings, including, without limitation, as set forth in Section 4.7(b) below. The Company shall comply in all material respects with each of its covenants and obligations under the Merger Agreement. The Purchaser and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing. The Purchaser and the Company shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement and any other Transaction Document. The Company shall give any notices to third parties, and use their commercially reasonable efforts to obtain any third party consents related to or required in connection with or to consummate the transactions contemplated hereby.

(b) The Company shall take all actions in accordance with applicable law, its certificate of incorporation and by-laws and the AMEX rules to promptly and duly call, give notice of, convene and hold as promptly as practicable after date hereof, a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of considering and voting upon the issuance of the Shares hereunder (the “Stock Issuance Proposal”). The board of directors of the Company shall recommend approval and adoption of the Stock Issuance Proposal by the stockholders of the Company and include such recommendation in a proxy statement and shall not withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Purchaser, its recommendation that the Company’s stockholders vote in favor of the Stock Issuance Proposal; provided that the board of directors of the Company may, to the extent required by its fiduciary obligations, change its recommendation. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with the Purchaser, shall prepare and file an amendment to its preliminary proxy statement initially filed on February 12, 2008 with the Commission, to include the Stock Issuance Proposal and a description of the Tender Offer (the “Proxy Statement”). The Company shall respond to any comments of the Commission or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. Purchaser will furnish to the Company all information reasonably requested by the Company to respond to any comments of the Commission or its staff and shall cooperate with the Company to respond to such comments. The Company shall cause all documents that it is responsible for filing with the Commission or other regulatory authorities under this Section 4.7 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. The Company shall allow the Purchaser’s full participation in the preparation of the Proxy Statement and any amendment or supplement thereto and shall consult with the Purchaser and its advisors concerning any comments from the Commission with respect thereto. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the proxy statement is provided to the Company’s stockholders or, if as of the time for which the Stockholder Meeting is originally scheduled there are insufficient Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholder Meeting.

4.8 HSR Filing. In furtherance and not in limitation of Section 4.7, each of the Purchaser and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

4.9 Public Announcements. The Company and the Purchaser shall consult with each other before issuing any press release or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

4.10 Negative Covenants. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall (and shall cause each Subsidiary to) conduct its operations in the ordinary course of business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and preserve its relationships with others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the Purchaser:

(a) issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities, amend any of the terms of any Company Warrants or repurchase or redeem any shares of capital stock or other securities of the Company other than:

(i) the payment for and cancellation of shares upon the exercise of dissenters’ conversion rights pursuant to the Company’s certificate of incorporation;

(ii) the issuance of Common Shares (or the grant of options therefor) to employees, directors or officers of, or consultants to, the Company or any Subsidiary pursuant to any plan, agreement or arrangement approved by the Board of Directors of the Company;

(iii) the issuance of any Common Shares upon the exercise of Company Warrants outstanding on the date hereof; or

(iv) the repurchase of the Underwriter Options.

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases), other than borrowings of up to $50,000,000 or in connection with the acquisition of Stream on terms no less favorable than as set forth in the PNC Credit Agreement;

(d) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary), other than the acquisition of Stream pursuant to the Merger Agreement;

(e) amend its certificate of incorporation, by-laws or equivalent organizational documents (except to authorize additional Common Shares at the Closing, provide for the perpetual existence of the Company, and change the name of the Company);

(f) except for Conversion Payments (as defined in the Merger Agreement) to stockholders properly perfecting their rights to receive Conversion Payments and less than 30% of the IPO Shares (as defined in the Merger Agreement), declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(g) acquire (by merger, consolidation or acquisition of stock or assets), or submit or execute a letter of intent to acquire, or allow to become “probable” as determined pursuant to Regulation S-X of the Exchange Act, any acquisition of, any corporation, partnership or other business organization or division or line of business;

(h) modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable Law or consummate the transactions contemplated by the Merger Agreement;

(i) transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien (except Permitted Liens as defined in the Merger Agreement) any of its assets other than in the ordinary course of business consistent with past practice or pursuant to the PNC Credit Agreement;

(j) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(k) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or Options, except for the payment for and cancellation of shares upon the exercise of dissenters’ conversion rights pursuant to the Company’s certificate of incorporation;

(l) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(m) enter into any transaction with, or enter into any agreement, arrangement, or understanding with any Affiliate of the Company;

(n) enter into, amend, terminate or grant any waiver or consent under any Material Contract, including the Merger Agreement; or

(o) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.10(a) through (n) hereof or any action which would result in any of the conditions set forth in Article 5 not being satisfied or would materially delay the Closing.

4.11 Trust Fund Waiver. The Purchaser acknowledges that, except for a portion of the interest earned on the amounts held in the Trust Account to which the Company is entitled to, held in trust by the Trustee pursuant to the Trust Agreement, the Company or the Subsidiaries may disburse monies from the Trust Account only: (a) to the Company’s public stockholders in the event of the redemption of their shares or the dissolution and liquidation of the Company, (b) to the Company (or the Subsidiaries) and Deutsche Bank Securities Inc. (with respect to Deutsche Bank Securities Inc.’s deferred underwriting compensation only) after the Company consummates a Business Combination (as defined in the Company’s certificate of incorporation as amended to date) or (c) as consideration to the sellers of a target business with which the Company completes a business combination, all in accordance with the Company’s certificate of incorporation, as amended to date, and the Trust Agreement. The Purchaser agrees that, notwithstanding anything to the contrary in the Transaction Documents, it does not now have, and shall not at any time prior to the Closing have, any rights, title, interest or claim of any kind in or to, or make any claim of any kind against, monies held in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Purchaser, on the one hand, and the Company, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 4.11 as the “Trust Claims”). Notwithstanding anything to the contrary in the Transaction Documents, the Purchaser hereby irrevocably waives any Trust Claim it may have, now or in the future, and will not seek recourse against, the Trust Account for any reason whatsoever in respect thereof. In the event that the Purchaser commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, relief against the Trust Account or the public stockholders of Company for money damages, the Company shall be entitled to recover from the Purchaser the associated legal fees and costs in connection with any such action, in the event the Company prevails in such action or proceeding.

4.12 Securities Law Compliance. The Purchaser covenants and agrees that it will not make any sale, transfer or other disposition of the Shares or the Underlying Shares in violation of federal or state securities laws. As soon as practicable and legally permissible after the Closing, the Company shall commence the Tender Offer to purchase from its stockholders up to 20,625,001 of the outstanding Common Shares, at a price of $8.00 per share. The Tender Offer will be made in accordance with all applicable laws and regulations, including, without limitation, Rule 13e-4 promulgated under the Exchange Act and otherwise on terms and conditions reasonably satisfactory to the Purchaser. The Company may not increase the number of Common Shares to be purchased or offer to purchase any other securities of the Company pursuant to the Tender Offer without the prior written consent of the Purchaser. The Purchaser agrees it will not transfer any Common Shares to the Company in the Tender Offer and, prior to the commencement of the Tender Offer, the Company shall enter into agreements with all officers, former officers, directors and strategic advisory council members of the Company, and affiliates thereof, pursuant to which they will agree not to tender any of their Common Shares in the Tender Offer.

4.13 Notification of Certain Matters. The Company shall give prompt notice to the Purchaser of any notice or other communication provided by Stream to the Company pursuant to or relating to the Merger Agreement or the transactions contemplated thereby and, to the extent the Company has knowledge, any breach of a representation, warranty or covenant or other default under the Merger Agreement, or any event, condition or circumstance which could adversely affect the transactions contemplated under the Merger Agreement. The Company shall notify the Purchaser promptly of (i) the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and (ii) any event that occurs with respect to the Company, or any change that occurs with respect to other information included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, and shall provide the Purchaser and its counsel printer’s copies of all documents filed with the Commission on the same day that they are delivered to the Company and its counsel.

4.14 Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York Time, on the fourth Business Day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing (i) the Merger and attaching the material documents related to the Merger (including, without limitation, the Merger Agreement) and (ii) the terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and attaching the material Transaction Documents (including, without limitation, this Agreement (and all schedules to this Agreement), the form of the Shares and the Registration Rights Agreement) as exhibits to such filing.

4.15 Access. The Company shall, and shall cause its Subsidiaries to, upon reasonable request and notice, provide Purchaser and its authorized agents and representatives reasonable access to management, outside accountants and consultants, facilities, properties, books and records (financial and otherwise) of the Company and its Subsidiaries.

4.16 Founder Warrants Subscription Agreement. The Company confirms and agrees that the Subscription Agreements executed by the holders of the Founder Warrants will not be applicable to Purchaser. Purchaser acknowledges that the Founder Warrants will be subject to the Escrow Agreement (as defined in the Warrant Purchase Agreement). The Company will use its best efforts to obtain all appropriate consents in order for the Purchaser to exchange the Founder Warrants for new warrants for an equal number of Common Shares, with an exercise price of $6.00 per share, a term of ten years from the Closing, not subject to redemption and otherwise substantially the same as the Founder Warrants (the “Replacement Warrants”). As soon as practicable following the closing of the transactions contemplated by the Merger Agreement, but in any event not later than one year and one day after the date of the closing of the transactions contemplated by the Merger Agreement, the Company will take all action necessary to issue to Purchaser the Replacement Warrants.

ARTICLE 5

CONDITIONS

5.1 Conditions Precedent to the Obligations of the Purchaser at the Closing. The obligation of the Purchaser to acquire the Shares at the Closing is subject to the satisfaction or waiver by the Purchaser, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (without giving effect to any qualifications as to materiality therein) as of the date when made and as of the Closing as though made on and as of such date (except for those that are expressly limited to a certain date);

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to which it is a party to be performed, satisfied or complied with by it at or prior to the Closing, including, without limitation, delivering or causing the delivery of those items required to be delivered pursuant to Section 2.2(a);

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d) Certificate of Designations. The Certificate of Designations shall have been duly adopted and executed and filed with the Secretary of State of the State of Delaware. The Company shall not have adopted or filed any other document designating terms, relative rights or preferences of the Shares. The Certificate of Designations shall be in full force and effect as of the Closing under the laws of Delaware and shall not have been amended or modified, and a copy of the Certificate of Designations certified by the Secretary of State of the State of Delaware shall have been delivered to Purchaser Counsel;

(e) Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that has had or reasonably could be expected to have or result in a Material Adverse Effect and no circumstance, development, event, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the results of operations, assets, liabilities, business or condition (financial or otherwise) of Stream and its subsidiaries, taken as a whole, shall have occurred;

(f) No Suspensions of Trading in Common Shares; Listing. Trading in the Common Shares shall not have been suspended by the Commission or the Trading Market (except for any suspensions of trading of not more than one Trading Day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Shares shall have been at all times since such date listed for trading on the Trading Market, and the Company shall not have received any notice from the Trading Market alleging or inquiring concerning a violation of the Trading Market’s continued listing criteria or requirements by reason of the Transactions;

(g) HSR Clearance. Any applicable waiting periods under the HSR Act relating to the Transaction Documents (including this Agreement) and the Transactions shall have expired or been terminated;

(h) Shareholder Approval. The Company shall have caused the Stockholder Meeting to be duly called and held for the purpose of voting to approve (the “Approval”) the issuance of the Shares hereunder and the terms thereof and the performance of the agreements set forth in Section 4.7 and the Merger Agreement. The board of directors of the Company shall have recommended the Approval by the Company’s stockholders. In connection with the Stockholder Meeting, the Company shall have (i) filed with the Commission and shall have used its commercially reasonable efforts to obtain clearance from the Commission and shall have thereafter mailed to its stockholders the Proxy Statement, (ii) obtained the Approval and (iii) otherwise complied with all legal requirements applicable to such meeting;

(i) Stream Merger. All conditions, including the Approval, to the Merger Agreement shall have been (or will be concurrently) satisfied and none of such conditions shall have been waived or modified in any material respect and the Purchaser shall have been provided a copy of any amended Company Disclosure Schedules (as defined in the Merger Agreement) and shall have reasonably determined that such amended Company Disclosure Schedules do not disclose events or circumstances that constitute a Material Adverse Effect (as defined in the Merger Agreement) or that give rise to a termination of the Merger Agreement by the Company. The Merger Agreement and the transactions contemplated by the Merger Agreement shall have been consummated on the terms set forth in the Merger Agreement;

(j) Financing. The Company shall have entered into a credit agreement with PNC Bank, National Association that shall not restrict the Company from repurchasing up to $190 million of Common Shares, Convertible Securities or Options and that shall be on terms otherwise satisfactory to Purchaser and shall provide for total availability of up to $100 million of borrowing through a revolving facility and term debt of approximately $8 million (subject to reduction for scheduled principal repayments by Stream prior to the closing of the transactions contemplated by the Merger Agreement);

(k) Proxy Statement. Any preliminary proxy statement filed with the Commission after the date hereof and the definitive proxy statement in the form sent to stockholders of the Company for approval of the Merger Agreement and the Stock Issuance Proposal, including the description of the Tender Offer, shall be reasonably satisfactory to the Purchaser;

(l) AMEX Approval. The Company shall have (i) filed with the Trading Market an additional shares listing application covering all of the Underlying Shares issued or issuable under the Transaction Documents, (ii) caused such Underlying Shares to be approved for listing on the Trading Market and (iii) provided to the Purchaser evidence of such listing;

(m) Founder Warrants. All of the closing conditions in the Warrant Purchase Agreement shall have been satisfied.

(n) Employment Agreements. The Company shall have entered into employment agreements with R. Scott Murray satisfactory to the Purchaser; and

(o) Underwriter Options. The Company shall have purchased the Underwriter Options from Deutsche Bank Securities Inc. (“Deutsche Bank”) and Robert W. Baird & Co. (“Baird”) in accordance with the terms of the Securities Purchase Agreement dated as of May 21, 2008, by and among the Company, Deutsche Bank and Baird, and the Underwriter Options, and the Common Shares and warrants underlying such Underwriter Options, shall have been cancelled.

(p) Charter Documents. Any indemnification agreements as well as the provisions of the certificate of incorporation and by-laws of the Company with respect to indemnification and exculpation of directors shall be reasonably satisfactory to Purchaser.

5.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to sell Securities at the Closing is subject to the satisfaction or waiver by the Company, at or before such Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects (without giving effect to any qualifications as to materiality therein) as of the date when made and as of the Closing as though made on and as of such date (except for those that are limited to a certain date);

(b) Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to which it is a party to be performed, satisfied or complied with by the Purchaser at or prior to the Closing, including, without limitation, delivering or causing the delivery of those items required to be delivered pursuant to Section 2.2(b);

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d) HSR Clearance. Any applicable waiting periods under the HSR Act relating to the Transaction Documents (including this Agreement) and the Transactions shall have expired or been terminated;

(e) Merger. The merger described in Section 5.1(i) above shall have been consummated; and

(f) Shareholder Approval. The Company shall have obtained the Approval.

ARTICLE 6

MISCELLANEOUS

6.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(i) By the mutual consent of the Company and the Purchaser;

(ii) By either party hereto if the Closing has not been consummated by October 1, 2008, unless such party’s breach of this Agreement is the cause of the failure to consummate the issuance of the Shares by such date, in which case that party may not terminate;

(iii) the Purchaser if the Company is in material breach of its obligations under this Agreement and such breach continues for more than ten (10) Trading Days after the Company has received written notice of such breach;

(iv) By either party, if any permanent injunction or other order of a court or other competent governmental agency preventing the consummation of the Transactions or the merger contemplated by the Merger Agreement shall have become final and nonappealable; or

(v) By the Purchaser, if the Merger Agreement has been terminated, or if either the Company or Stream have the right to terminate the Merger Agreement in accordance with the terms thereof.

Sections 4.6, 4.9 and 4.11 and Article 6 of this Agreement shall survive any termination of this Agreement pursuant to this Section 6.1(a).

(b) No termination of this Agreement or any commitments hereunder shall affect the right of any party to sue for any breach by the other party (or parties), subject to Section 4.11.

6.2 Fees and Expenses. If and when Closing occurs, the Company shall pay to the Purchaser the reasonable legal (including fees and disbursements), accounting, consulting, travel and all other out-of-pocket expenses incurred by it in connection with due diligence and the preparation and negotiation of the Transaction Documents and otherwise in connection with the Transactions, from time to time at the Purchaser’s request, but in no event shall the aggregate amount of such fees and expenses payable by the Company exceed $1,000,000. The Company shall satisfy this obligation by directing funds to Purchaser Counsel at the Closing or paying such amount to the Purchaser at the Purchaser’s request. In addition, the Company shall pay to the Purchaser, on the Closing Date, a transaction fee equal to one percent (1.0%) of the Purchase Price. The Company shall pay all filing fees with respect to notifications required under the HSR Act, transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

6.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company will execute and deliver to the Purchaser such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents. The Company acknowledges that the Purchaser has not made any representations, warranties, promises or commitments other than as set forth in this Agreement, including any promises or commitments for any additional investment by the Purchaser in the Company.

6.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 4:30 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Agreement later than 4:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York

City time) on such date, (iii) the Trading Day following the date of sending, if sent by nationally recognized overnight courier service, specifying next business day delivery or (iv) upon actual receipt by the party to whom such notice is required to be given if delivered by hand. The address for such notices and communications shall be as follows:

If to the Company, to:	Global BPO Services Corp. 125 High Street, 30th Fl. Boston, MA 02110 Attn: R. Scott Murray Phone: (617) 517-3250 Fax: (617) 517-3247

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Mark G. Borden, Esq. Phone: (617) 526-6675 Fax: (617) 526-5000

If to the Purchaser:	Ares Corporate Opportunities Fund II, L.P. C/O Ares Management, Inc. 1999 Avenue of the Stars Suite 1900 Los Angeles, California 90067 Attn: Jeffrey Schwartz Phone: (310) 201-4100 Fax: (310) 201-4157

With a copy to:	Proskauer Rose LLP 2049 Century Park East Suite 3200 Los Angeles, CA 90067 Attn: Thomas W. Dollinger, Esq. Phone: (310) 557-2900 Fax: (310) 557-2193

or such other address as may be designated in writing hereafter, in the same manner, by such Person by two Trading Days’ prior notice to the other party in accordance with this Section 6.4.

6.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. Notwithstanding the foregoing, Section 4.11 may not be amended or waived absent the consent of each of the parties hereto.

6.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign its rights under this Agreement with respect to the issuance of Shares to any of its Affiliates prior to the Closing Date and thereafter only with the written consent of the Company; provided that such transferee agrees in writing to be bound, with respect to the transferred rights or Securities, by the provisions hereof and of the applicable Transaction Documents that apply to the “Purchaser.” In the event of any assignment of the rights of the Purchaser to more than one Person in accordance with this section, the provisions of this Agreement shall be deemed amended to reflect more than one Purchaser, mutatis mutandis.

6.8 Non-Recourse. No past, present or future director, officer or stockholder of the Company shall have any liability for any obligations or liabilities of the Purchaser or the Company (as applicable) under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

6.9 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person except that (i) directors, officers and stockholders of the Company shall be beneficiaries of Section 6.8, and (ii) each Related Person is an intended third party beneficiary of Section 4.6 and (in each case) may enforce the provisions of such Section directly against the parties with obligations thereunder.

6.10 Governing Law; Venue; Waiver of Jury Trial. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE. EACH PARTY AGREES THAT ALL LEGAL PROCEEDINGS CONCERNING THE INTERPRETATIONS, ENFORCEMENT AND DEFENSE OF THE TRANSACTIONS CONTEMPLATED BY ANY OF THE TRANSACTION DOCUMENTS (WHETHER BROUGHT AGAINST A PARTY HERETO OR ITS RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, STOCKHOLDERS, EMPLOYEES OR AGENTS) SHALL BE COMMENCED EXCLUSIVELY IN THE STATE AND U.S. FEDERAL COURTS SITTING IN THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND U.S. FEDERAL COURTS SITTING IN THE STATE OF DELAWARE FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THIS AGREEMENT), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT

PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. IF EITHER PARTY SHALL COMMENCE AN ACTION OR PROCEEDING TO ENFORCE ANY PROVISIONS OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, THEN THE PREVAILING PARTY IN SUCH ACTION OR PROCEEDING SHALL BE REIMBURSED BY THE OTHER PARTY FOR ITS REASONABLE ATTORNEYS FEES AND OTHER REASONABLE COSTS AND EXPENSES INCURRED WITH THE INVESTIGATION, PREPARATION AND PROSECUTION OF SUCH ACTION OR PROCEEDING.

6.11 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery, exercise and/or conversion of the Securities, as applicable, until the date that is 12 months after the Closing Date.

6.12 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

6.13 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.14 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any Proceeding for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.16 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in Common Shares (or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, Common Shares), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Agreement to a number of shares or a price per share shall be amended to appropriately account for such event.

6.17 Tax Treatment of the Preferred Shares. So long as the Shares are held by the Purchaser, the Company shall not treat the Shares as “preferred stock” for purposes of Section 305 of the Code, unless and until there is a “final determination” to the contrary within the meaning of Section 1313(a) of the Code.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Preferred Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GLOBAL BPO SERVICES CORP.

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	Chief Executive Officer

PURCHASER:

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

By:	ACOF MANAGEMENT II, L.P.,
Its General Partner

	By:	ACOF OPERATING MANAGER II, L.P., Its General Partner

		By:	ARES MANAGEMENT, INC.,
Its General Partner

			By:	/s/ Jeffrey Schwartz
			Name:	Jeffrey Schwartz
			Title:	Vice President